MGT Capital Announces 2017 Financial Results

Company Will Hold Investor Update Call on Wednesday

DURHAM, NC, April 3, 2018 /PRNewswire/ — MGT Capital Investments, Inc. (OTCQB: MGTI) announced the filing of its 2017 Annual Report on Form 10-K with the Securities and Exchange Commission yesterday. The entire document can be viewed at the Company’s website or at www.sec.gov.

MGT reported revenues from bitcoin mining of $3.1 million in 2017 versus $313,000 in 2016, with a gross margin of $1.6 million compared to $104,000, respectively. Net loss was $50.4 million for 2017 and $24.5 million for 2016. Net loss in 2017 was largely the result of non-cash accounting charges relating to stock-based compensation and to the early extinguishment of debt. Net cash used in operating activities decreased to $2.4 million in 2017 compared to $5.5 million in the prior period.

Balance sheet metrics include cash of $9.5 million as of December 31, 2017 versus $345,000 at yearend 2016. Total debt was reduced to zero at yearend 2017 compared to $2.3 million for the prior period. On December 31, 2017, stockholders’ equity was $11.9 million versus a deficit of ($583,000) a year earlier.

Robert Lowrey, Chief Financial Officer of MGT will host an investor update call on Wednesday April 4, 2018 at 4:30 pm EDT. Details can be found on MGT’s investor relations page of its corporate website.

About MGT Capital Investments, Inc.

Operating in facilities in northern Sweden and Washington State, MGT Capital Investments, Inc. (OTCQB: MGTI) ranks as one of the largest U.S. based Bitcoin miners. When fully deployed, MGT will own and operate approximately 7,000 Bitmain S9 miners, and 50 GPU-based Ethereum mining rigs. Further, the Company continues to execute on an expansion model to secure low cost power and grow its crypto assets materially.

For more information on the Company, please visit: http://mgtci.com

Forward–looking Statements

This press release contains forward–looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward–looking statements.” All information set forth in this news release, except historical and factual information, represents forward–looking statements. This includes all statements about the Company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company’s most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward–looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward–looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Investor and Media Contact

Grace Livingston

glivingston@mgtci.com

919.973.0954